Exhibit 10.6.1

LEASE AGREEMENT

This Lease Agreement (the "Lease") is made and entered into effective on the 1st day of December, 2012, (the "Effective Date") by and between the City of Mason, Ohio, an Ohio municipal corporation, 6000 Mason-Montgomery Road, Mason, Ohio 45040 (hereinafter referred to as "Lessor") and AssureRx Health, Inc., a Delaware Corporation, 6030 S. Mason Montgomery Road, Mason, Ohio 45040 its successors, assigns or affiliated companies (hereinafter referred to as "Lessee").

RECITALS:
A.Lessee is currently a Tier I BioHealth and Informatics Technology Company within the City of Mason, experiencing importunate growth of investment and jobs within a priority growth sector for the City; and

B.Lessee requires space to expand its clinical CLIA certified, College of American Pathologists (CAP) Accredited and New York State licensed clinical laboratory operations; and

C.Lessor intends to facilitate further recruitment of Lessee's operations, innovation, investment and job growth to the extent possible; and

D.Lessor and Lessee have a mutual interest in continuing the Lesses's growth in the City of Mason and advocating Lessor as competitive and desirable environment for the location of high growth startup technology companies consistent with Lessor's economic development goals and strategies. Lessor currently works to brand the City of Mason, Ohio as a technology hub to attract an eventual critical mass of small start-up companies locating in its corporation boundaries due to attractive resources, neighboring businesses, visibility, skilled workforce and community quality of life; and

E.Lessee's investment in locating their headquarters, business operations and jobs within the City of Mason, Ohio and commitment to technology and bio health sector business growth activities involving their company and the recruitment of others represents significant commitment to long term economic development strategies of the City of Mason; and

F.Entering into this Lease for additional real estate, located on the Mason Campus in the Mason Municipal Center and in proximity to the Lessee's corporate headquarters, will provide interim solutions to facilitate immediate growth needs of the Lessor while planning and development are explored to secure additional long term growth within the City; and

G.Lessor and Lessee desire to enter into this Lease to more fully define their rights and obligations with respect to the occupancy of the Property.

In consideration of the Property and mutual covenants and promises contained herein, the sufficiency of which is hereby acknowledged by the parties, the Lessor and the Lessee hereby agree as follows:

1.Real Estate. In consideration of the covenants and agreements hereinafter contained, Lessor hereby leases to Lessee and Lessee hereby leases from Lessor the Property

Exhibit 10.6.1

commonly known as: basement, unfinished areas of the Mason Municipal Center in their current "AS IS" condition, consisting of approximately 5,000 square feet and parking, 6000 Mason Montgomery Road, Mason, Ohio 45040, which is more particularly identified in Exhibit A (Floor Plan) and Exhibit B (Tenant Parking) attached hereto and incorporated herein by reference (the "Property"). The Tenant Parking is not exclusively for the use of Lessee and shall be available for other outside uses and functions as needed. The lease of the Property shall be subject to all easements and conditions and restrictions of record. Lessee shall operate its business primarily based upon the identified normal business hours of Lessor and shall be entitled to occupancy outside of said business hours. Primary access for Lessee's employees to Lessee's offices shall be the side employee entrance near parking lot(s) identified in Exhibit B. All entrances shall be securely closed at all times. It is not anticipated that Lessee will have clients and customers visiting the lease area. For any occasional visit to said area, Lessee's clients and customers shall park in the area identified in Exhibit B.

2.Additional Space. Lessee shall have the right of first refusal to lease any additional space in the basement of the building ("Additional Space") that may be available for lease at any time during the Term, as follows: If Lessor has Additional Space available and receives a bona fide offer to lease the Additional Space from a third party (an "Offer"), it shall send written notice to Lessee. The notice shall (i) identify the Additional Space and (ii) set forth the terms of the Offer. Within 20 days after receipt of Lessor's notice, Lessee shall reply by written notice either accepting the Additional Space on the terms set forth in the Offer or rejecting the same. Failure to respond within the 20-day-period shall constitute a rejection of the Additional Space. If Lessee accepts the Additional Space in the manner set forth above, the Additional Space shall be added to the Property on the terms described in the Offer (except the term of the lease of the Additional Space shall be coterminous with the term of this Lease) by an amendment to this Lease. If Lessee does not accept the Additional Space, Lessor may, for a period of 180 days thereafter, lease that particular Additional Space to any other party, on terms no more favorable than those contained in the Offer, without being required to offer the same to Lessee pursuant to this Section. Otherwise this Section shall continue to apply to all Offers received during the Term of this Lease.

Lessor shall not cause or permit any additional space in the basement of the building to be used for any purposes that would interfere with Lessee's use of the Property as permitted by this Lease including but not limited to all requirements under the various licensing agencies associated with Lessee's laboratory operations.

3.Tenant Improvements (Tl) and Infrastructure Upgrades. The Property, both initial and expansion areas, require improvements for occupancy of personnel and company operations including dry labs. Tenant improvement design and construction shall be the full responsibility of the Lessee. Tl's become the property of the Lessor upon vacancy.

Lessor agrees to contribute a sum not to exceed $50,000.00 to the cost of infrastructure upgrades in lieu of Lessor directly providing said upgrades. It is acknowledged by the parties that said contribution shall not be considered payment for Tenant Improvements nor shall such funds be used for Tenant Improvements.

4.Term. Subject to the terms and conditions herein, the term of this Lease shall be for an initial forty-eight (48) months effective on the Effective Date and terminating on the last

Exhibit 10.6.1

day of the forty-eighth month following effective date, (the "Term"). Extensions of the initial Term and first extended Term are outlined in Section 6 below. If Lessee remains in possession of the Property after the initial Term, and first extended term, if any, Lessee may be deemed to be a Tenant on a month-to-month basis only subject to all of the terms and conditions of this Lease unless otherwise determined by Lessor and Lessee.

5.Rent and Security Deposit. The parties acknowledge that the retail market rate of rental of the Property described in Exhibit A is not defined. It is unfinished basement space that requires tenant improvements (TI) out for occupancy. The rental rate for this location is a flat
$6.00 per square foot. During the Term, Lessee shall pay to Lessor monthly rent in the amount of
$2,500.00 (the "Rent"), which shall be deemed as the full rent owed. All rent shall be paid to Lessor at the address specified in Section 21 below. If either Rent payment is more than five (5) days late, Lessee shall pay a late charge equal to five percent (5%) of the overdue Rent payment. Lessee shall pay the Rent when and as it becomes due, unless the Property is destroyed or rendered untenable by fire or other casualty in which event Lessee's obligation for further payment of Rent shall be controlled by Section 14 herein.

6.Extension of Term. The initial Term may be extended by notification to Lessor by Lessee for one additional twelve (12) month term (hereinafter the "First Extended Term"). For the First Extended Term, if any, Lessee shall pay to Lessor rent subject to the same terms and conditions as outlined in this Lease. Upon notification by the Lessee and mutual agreement by Lessor, the parties may further extend the Lease and shall negotiate mutually agreeable lease terms (hereinafter the Second Extended Term"). Lessee shall exercise such renewal option(s) for the Extended Term(s), if any, by giving written notice to Lessor not less than ninety (90) days prior to the expiration of the initial and/or first extended term.

7.Early Termination by Lessee. Lessee shall have the right to terminate this Lease Agreement at any time during the Term upon not less than 30 days notice to Lessor, so long as Lessee continues to maintain its corporate headquarters and primary laboratory operations within the City of Mason, Ohio. Upon such termination, each of Lessee and Lessor shall be released from all obligations and liabilities under this Lease, including without limitation, Lessee's obligation to pay any future unpaid Rent, utility or real estate tax payments other than those accrued at termination.

8.Taxes and Assessments. Lessee hereby covenants and agrees to pay any and all real estate taxes and assessments associated with the Property. For purposes of this Lease, the term real estate taxes and assessments shall mean any and all real estate taxes and assessments. Lessor hereby agrees to pay other fees as defined as license fees, excise fees, special assessments and other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen of any kind and nature whatsoever (including, but not limited to, assessments for public improvements or benefits), which may be levied or assessed for each calendar year during the Term of this Lease, against the land and improvements thereon comprising the Property or relating to the operation or use thereof.

9.Tenant's Insurance. Tenant will, at all times during the term of this Lease, at its own cost, maintain, with companies reasonably acceptable to Landlord, rated A:XII or better as set forth in the most current "Best's Key Rating Guide" and which shall be licensed to do business in the State of Ohio, commercial general liability and property damage insurance with

Exhibit 10.6.1

combined single liability limits of not less than One Million Dollars ($1,000,000.00) per occurrence, covering Tenant's activities and operations in the Property, or equivalent coverage under a self-insurance program, and property insurance covering Tenant's personal property for its full replacement cost. If commercial general liability insurance or other form with a general aggregate limit is used, either the general aggregate limit shall apply separately to this location or the general aggregate limit shall be twice the required occurrence limit. Tenant's commercial general liability insurance policies shall name Landlord, its officers, officials, and employees as additional insureds (the "Additional Insured") with respect to vicarious liability of any Additional Insured resulting from acts or omissions of Tenant or other parties for which Tenant is responsible, and arising out of the ownership, maintenance or use of that part of the Property leased to Tenant. Coverage shall be primary to the Additional Insureds and not contributing with any other insurance or similar protection available to the Additional Insureds, whether other available coverage be primary, contributing or excess, but shall not be applicable to the independent negligence or other fault of any Additional Insured. Tenant covenants that certificates of all of the insurance policies required under this Lease, and their renewal or replacement, shall be delivered to Landlord promptly upon demand. Such policy or policies shall also provide that notice shall be provided to Landlord if canceled.

10.Landlord's Insurance. Landlord will, at all times during the terms of this Lease, at its own cost, maintain a policy or policies of insurance with an insurance company with an AM. Best rating of A-VII or better, insuring the building and improvements comprising the Facilities against all risk (special cause of loss form, its equivalent, or better) of direct physical loss in an amount equal to the full replacement cost of the building structure and improvements as of the date of loss, provided Landlord shall not be obligated in any way or manner to insure any personal property of Tenant upon or within the Property. Landlord's insurance shall include boiler and machinery coverage on the Building's mechanical and electrical systems and coverage for loss of rents for a period of at least twelve months. Landlord shall at all times during the term of this Lease maintain commercial general liability insurance in amounts at least equal to that required of Tenant per this Lease or equivalent coverage under a self-insurance program organized and maintained in accordance with Section 2744.08 of the Ohio Revised Code,. Landlord's commercial general liability insurance policy or policies shall name Tenant as an additional insured and such policy or policies shall also provide that notice shall be provided to Tenant if canceled.

11.Use. The Property shall be used as a laboratory and for general office purposes and any purposes associated therewith and for provision of the services set forth and as otherwise agreed to by the parties in writing. Tenant covenants and agrees that all times during the term hereof the Property shall be used only for the said purposes. Tenant shall abide by the general City of Mason ordinances to the extent applicable to the use of the Property; provided, however, Tenant shall have no obligation to make any capital repairs or replacements to the Property in order to comply with such ordinances or other laws. Nothing herein constitutes consent by Tenant to adoption of unreasonable restrictions or terms inconsistent with this Lease. Tenant may adopt such hours of operation as it deems appropriate from time to time; subject to written notification to Landlord. It is anticipated that hours of operations will occur outside of regular Mason Municipal Center operating hours. Landlord shall issue prox cards to Tenant, and Tenant shall issue those prox cards to its necessary employees who are authorized for after-hours access to Tenant's Property. Such employees shall use the direct Tenant access doorways mutually agreed upon by the parties as primary access to the Property, during and after the Mason Municipal

Exhibit 10.6.1

Center operating hours. Tenant shall keep a list of the names of those employees who have the prox cards, including any changes to the status of that list as necessary from time to time and make available to the Landlord upon request.

12.Continuity of Operations. The Parties acknowledge that Lessee is locating its primary clinical laboratory operations to the Property as well as additional support headquarters operations. In the event of any loss of electrical power to the Property, Lessee is entitled to the use of Lessor's back-up power generator in order to maintain Lessee's operations, which shall be guided within the following terms and conditions. Lessor shall maintain in good working order the current or a comparable or superior backup power generator continuously connected to the Property's electric systems during the Term of the Lease.

In the event of a loss in electric power for a period of eight hours or less, Lessor will allow Lessee to maintain complete electrical lighting, back-up air conditioning and power services in all three lab process areas and the electrical room, power for a maximum of fifty (50) operational workstations, and emergency egress/night lighting for the workstation area.

In the event of a loss in electric power between eight and 24 hours, the parties agree that Lessor may, if deemed necessary, first shed approximately 15 KW of Lessee's electric load as designated in the electric panel as labeled and fit with lock out devices as mutually determined by the parties.

In the event of a Protracted Outage, which shall be defined as a loss in electric power of 24 hours or more, Lessor will make commercially reasonable efforts to provide electric from the City generator to maintain reduced operations as defined above to AssureRx. Lessee shall also have the right to utilize its own back-up generator. Lessor agrees to make reasonable efforts to assist Lessee in providing all needed access to the building to operate such back-up generator on the Property.

The parties further agree that Lessor shall not be held liable in any manner to Lessee for losses or damages, in any form, resulting from partial or total loss in electric power at the Property, including, but not limited to Lessor's reduction of Lessee's power loads. Lessor acknowledges that it is Lessor's intention to continue to make commercially reasonable efforts to procure fuel for the backup generator at all times including during all outage scenarios contemplated in this Section. If Lessor is unable to procure said fuel, Lessee shall have the right, but not the obligation, to procure fuel in order to operate the backup generator at its own expense. In such case, there shall be no obligation to shed electrical use by Lessee under any outage scenario contemplated in this Section and Lessee shall have first access to the power supplied by the generator. In the event Lessee chooses to procure fuel at its own expense, Lessee shall coordinate with Lessor to provide the fuel to the backup generator, but in no event shall Lessee be permitted to have direct access to the backup generator without prior authorization from Lessor, such authorization not to be unreasonably withheld including that a plan for access shall be developed and agreed to within 30 days of execution of this Lease. Lessee shall full have access to the leased portions of the Property at all times including any outage scenarios contemplated in this Section.

Tenant shall have the privilege, subject to any applicable ordinances or PUD regulations, such as certain screening and size, to install a freestanding generator, including storage tanks,

Exhibit 10.6.1

UPS batteries and all other equipment necessary to facilitate such generator, at Tenant's cost, on a concrete generator pad and in the Property. The site upon which the generator is placed shall be at no cost to Tenant. The exact location of such generator shall be mutually agreed upon between Landlord and Tenant. During the Term, Tenant shall have the right to use Building shafts or conduits between the Property and other parts of the Building (including the roof) for the installation and maintenance of conduits, cables, ducts, flues, pipes and other devised, supplementary HVAC and other facilities consistent with Tenant’s use of the Property and other portions of the Building and the right to connect such generator and UPS systems to the Premise rooftop HVAC equipment. Tenant shall be responsible for the cost of removal/relocation of the generator upon termination of the Lease.

13.Repair and Maintenance. Lessee will, at all times and at its own expense and cost, keep the interior non-structural portions of the buildings and improvements on the Property in good condition and repair, reasonable wear and tear excepted. Lessor shall be responsible for exterior maintenance and structural portions of the buildings and improvements, HVAC, snow removal, janitorial needs and waste removal. Lessee shall not make any structural changes to the Property or any of its buildings without Lessor's express written consent.

14.Damage or Destruction.

(a)Lessee is solely responsible for all tangible and intangible personal property, located on the Property, that belongs to Lessee or its agents, employees, licensees, or invitees.

(b)In the event that any structure situated upon the Property is partially damaged or partially rendered untenable by fire, other casualty or unavoidable accident, Lessor shall proceed as promptly as practicable thereafter to restore such structure to its former condition and, during the period of such restoration, the Rent to be paid hereunder, shall be reduced in an amount, to be agreed upon by the parties, which shall reflect the extent to which Lessee, during the period of restoration, has been denied full access to and use of the Property. Notwithstanding the foregoing, in the event that the Property has been damaged and Lessor has determined that it will take longer than sixty (60) days in order to restore the Property to where it is suitable for use by the Lessee, Lessee shall have the option to terminate this Agreement and its obligations hereunder only as to Rent but not obligations in 5 and 6.

(c)In the event that any structure upon the Property should be damaged or rendered untenable by fire, other casualty or unavoidable accident, to such an extent that Lessors do not wish to restore the Property to its former condition, but instead, elect to proceed to raze and remove the building or buildings from the Property, then either Lessor or Lessee may terminate this Lease. Upon such termination, neither party shall be liable for payment of termination fees, damages or expenses, and Lessor and Lessee shall be relieved of any obligation hereunder. Any notice of Lessor or Lessee to terminate this Lease shall be by written notice given to the other party as soon as practicable after the damage or destruction, but in no event later

Exhibit 10.6.1

than fifteen days after such damage or destruction.

(d)Upon termination of this Agreement and occupancy for any reason, all unattached trade fixtures and alterations shall be removed from Lessor's Property and the interior of said Property shall be returned in substantially the same condition as existed as of the date of Lessee's occupancy, or shall hereafter be placed, to the reasonable satisfaction of Lessor, all at the sole cost and expense of Lessee.

15.Additions or Improvements. Lessee agrees that all additions, fixtures, improvements and repairs made upon the Property by Lessee shall thereafter become the Property of Lessor unless it is mutually agreed. Any equipment necessary to the conduct of Lessee's business which Lessee attaches to or installs in the building without the intention to make the same a permanent installation and which can be detached and removed without damage to the Property (including but not limited to furniture, moveable laboratory benches, and laboratory equipment) shall remain the sole property of Lessee and may be removed by it upon the termination of the Lease.

During the term of this agreement, primary city contact shall be Richard Fair, Service Director, 513.229.8520 or rfair@masonoh.org.

16.Lessor's Access to Property. Lessor shall be entitled to access to the Property at any reasonable time or times for the purpose of inspecting the condition thereof. Except in the case of emergency, Lessor shall provide Lessee notice of intent in the event that Lessor must enter the Property.

17.Quiet Enjoyment. Unless terminated as otherwise provided herein, Lessee, if it has not violated any of the terms and conditions of this Lease, shall lawfully, peacefully and quietly hold, occupy and enjoy the Property during the term hereof without any let, hindrance, ejection or molestation by Lessors or by any person or persons lawfully claiming under them.

18.Default. (a) If Lessee shall at any time default in the payment of any installment of Rent or any other payments due hereunder and such default shall continue for a period often (10) days upon Lessor's written notice or if Lessee defaults in the observance or performance of any of the other conditions or covenants contained in this lease and fails to correct any such default within thirty (30) days of such written notice or if Lessee shall be declared a bankrupt or have a receiver or trustee appointed for it, then Lessee shall be deemed to be in default of this Lease. In the event of Lessee's default, Lessor, in addition to any remedies available to it at law or in equity, shall have the option at any time thereafter, without any demand or notice, to reenter the Property, with or without process of law and may expel, remove and eject Lessee and any other person occupying the Property, using such force as may be necessary in doing so, and may repossess and enjoy the Property and such reentry shall not result in a forfeiture of the Rent to be paid by Lessee or as a release of Lessee from any of the covenants or conditions of this Lease.

19.Successors and Assigns. This Lease shall inure to the benefit of and be binding upon the parties, their successors and assigns.

20.Assignment and Subletting. Lessee shall not sublet or assign the Property or

Exhibit 10.6.1

transfer or mortgage this Lease or any right or interest therein, without in each case receiving the prior written consent from the Lessor. Any transfer of this Lease from Lessee by merger, consolidation, liquidation or otherwise by operation of law shall constitute an assignment for the purpose of this Lease and shall require the written consent of Lessor which shall not be unreasonably withheld or delayed. It is anticipated that as Lessee grows its business, they may amend their business structure to a suitable taxable entity, in which event Lessor and Lessee will execute an Assignment and Assumption Agreement for the obligations contained herein.

21.Notice. Any notice by either party to the other shall be in writing and shall be deemed to be duly given only if delivered personally or mailed by certified mail in a postage paid envelope addressed to each of the parties as follows:

Exhibit 10.6.1

LESSOR:

LESSEE:

Eric Hansen, City Manager City of Mason, Ohio 6000 Mason Montgomery Road
Mason, Ohio 45040

Donald R. Wright, COO AssureRx Health, Inc.
6030 S. Mason Montgomery Road Mason, Ohio 45040

22.Utilities. Utilities shall not be separately metered at the Property. For the purpose of this Lease, Lessee and Lessor agree that the total usable space and total utility payments associated with said Property, including electricity, water, stormwater, sanitary sewer and trash shall be the same as the Lessee's primary offices located at 6030 S. Mason-Montgomery Road, Mason, Ohio, 45040, and the terms of the lease agreement associated with that property. The Lessor shall invoice Lessee for the Property at 6000 Mason-Montgomery Road, Mason, Ohio, 45040 in an amount equal to the utility payments associated with the primary property.
23.Governing Law/Authority. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Ohio. This Lease shall not be recorded. Lessee hereby represents that it has the requisite authority to enter into this legally binding Lease.

24.Broker Commission. There is not a broker involved in this transaction.

25.Entire Agreement. This Lease and all Exhibits hereto contain the entire Agreement and understandings between the parties with respect to the subject matter hereof. There are no oral understandings, terms or conditions and neither party has relied upon any such representations, express or implied which are not contained in this Lease. All prior understandings, terms or conditions, including, but not limited to the Temporary Occupancy Agreement, as amended, are deemed merged in this Lease and of no further force or effect.

Signature Pages Follow

This instrument prepared by: Wood & Lamping, LLP.

Exhibit 10.6.1

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

City of Mason, Ohio, Lessor

By: Eric Hansen, City Manager

State of Ohio            )
County of Warren         ) SS:

The    foregoing    instrument    was    acknowledged    before    me    this 23rd day of January, 2013, by Eric Hansen, City Manager.

Notary Public
My Commission expires:    IOAN BERNARD
Notary Publict State of Ohio
My Commission Expires May 7. 201

APPROVED:

Exhibit 10.6.1

AssureRx Health, Inc., Lessee

State of Ohio            )
County of Warren         ) SS:

The foregoing instrument was acknowledged before me this 22 day of January 2013, by James S. Burns of AssurexRx Health, Inc., a Delaware Corporation, on behalf of the company, as duly authorized.

Notary Public
My Commission expires: 7.16.17